SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): May 20, 1997




                        THE CARBIDE/GRAPHITE GROUP, INC.

        Delaware                    0-20490                    25-1575609
(State of Incorporation)    (Commission File Number)          (IRS Employer
                                                           Identification Code)


                         One Gateway Center, 19th Floor
                                 Pittsburgh, PA
                                      15222
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (412) 562-3700

Item 1 through Item 4 Not applicable.

Item 5 -- Other Events

     On May 20, 1997, the Registrant released the following information with respect to its results for the quarter and nine months ended April 30, 1997:

THE CARBIDE/GRAPHITE GROUP, INC. REPORTS EARNINGS OF $0.54 PER SHARE, $0.62 PER SHARE BEFORE NON-RECURRING CHARGE, IN FISCAL 1997 THIRD QUARTER


     Pittsburgh,  PA - May 20, 1997 - The  Carbide/Graphite  Group, Inc. (NASDAQ
NNM: CGGI) today announced results for its fiscal 1997 third quarter ended April 30, 1997. Earnings from continuing operations for the third quarter were $4.7 million, or $0.54 per share, which is equivalent to $0.62 per share before a non-recurring after-tax charge of $0.7 million for expenses associated with the retirement of two executives during the quarter. Last year's third quarter earnings from continuing operations were $4.0 million, or $0.46 per share. For the nine months ended April 30, 1997, earnings from continuing operations were $12.9 million, or $1.46 per share, versus $10.3 million, or $1.22 per share, in last year's comparable period.

     Net sales for the quarter ended April 30, 1997 were $74.9 million, an increase of 15% over a year ago. Graphite electrode product sales increased to $54.5 million versus $45.1 million a year ago due to increased shipments and selling prices of graphite electrodes and needle coke. Graphite electrode shipments during the fiscal 1997 third quarter were 27.6 million pounds compared to 24.9 million pounds in last year's fiscal third quarter, while electrodes prices increased 3% during the current quarter. Needle coke shipments during the fiscal 1997 third quarter were 17.3 thousand tons compared to 10.4 thousand tons in last year's fiscal third quarter, while needle coke prices increased 13% during the current quarter. Calcium carbide product sales were $20.4 million in the fiscal 1997 third quarter versus $20 million last year.

     Net sales for the nine months ended April 30, 1997 were $217.7 million, an increase of 13% over a year ago. Graphite electrode product sales increased to $157.8 million versus $132.5 million a year ago. Graphite electrode shipments during the nine months ended April 30, 1997 were 83 million pounds compared to 79 million pounds in the fiscal 1996 comparable period, while needle coke shipments were 43.7 thousand tons compared to 29.2 thousand tons a year ago. Calcium carbide product sales were $59.9 million during the nine months ended April 30, 1997 versus $61 million in the fiscal 1996 comparable period.

     During the quarter ended April 30, 1997, the Company generated operating income of $9.4 million, despite the $1.1 million pre-tax non-recurring charge, versus $8.0 million in last year's third quarter. Operating income for the nine months ended April 30, 1997 was $26.2 million versus $23.1 million for the comparable nine-month period a year ago. Operating income in last year's nine-month period included a non-recurring $1.0 million favorable utility rate settlement.

     The Company's effective tax rate for the quarter ended April 30, 1997 was 37% versus 28% in the prior year comparable quarter. Last year's effective tax rate was unusually low due to prior period tax benefits realized in the fiscal 1996 third quarter.

     Walter Fowler, Chairman and Chief Executive Officer, commented, "Product demand within the graphite segment increased during the third quarter with needle coke shipments up 16% over the preceding quarter and 67% over last year's third quarter. Graphite electrode shipments were strong during the quarter, up 11% over last year's third quarter and are now up 5% on a year to date basis over last year. Higher prices also contributed to increased graphite revenues with needle coke prices up 13% and electrode prices up 3% compared to last year's third quarter. Compared to the first two quarters of fiscal 1997, the calcium carbide business operating profit improved as a result of a strong production quarter with both of our carbide facilities running at capacity for most of the quarter, and a small increase in sales. Over the next several quarters, we will continue to focus on our strategy of adding value through investing in our production facilities, including the completion of our graphite electrode modernization program and the initial work on the $28 million Longitudinal graphitizing project announced in April."

     The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville, Kentucky; Calvert City, Kentucky; and Seadrift, Texas.

     Note: This news release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's products may not occur or continue, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

Details regarding the Company's operating results follow:


                        The Carbide/Graphite Group, Inc.
               (in thousands, except share and per share amounts)

                                                           Quarter ended              Nine Months ended
                                                             April 30,                    April 30,
                                                   -----------------------------------------------------------
                                                        1997           1996           1997          1996
                                                   -----------------------------------------------------------
                                                                          (Unaudited)


   Net sales .....................................        $74,923        $65,174       $217,720      $193,486
   Cost of goods sold ............................         60,644         53,478        178,371       159,930
   Selling, general and administrative ...........          3,417          3,119         10,845         9,268
   Other compensation ............................            318            588          1,232         1,474
   Early retirement/severance charges (A) ........          1,100             --          1,100            --
   Other (income) expense ........................             --             24             --          (253)
                                                   -----------------------------------------------------------
        Operating income .........................          9,444          7,965         26,172        23,067
   Special financing expenses (B) ................             --            286             --           889
   Interest expense, net  ........................          1,902          2,148          6,099         6,989
                                                   -----------------------------------------------------------
        Income before income taxes  ..............          7,542          5,531         20,073        15,189
   Provision for income taxes  ...................          2,794          1,551          7,181         4,857
                                                   -----------------------------------------------------------
        Income from continuing operations  .......          4,748          3,980         12,892        10,332
   Extraordinary loss, net of tax benefit (C) ....             --            (67)             --       (2,000)
                                                   -----------------------------------------------------------
            Net Income ...........................         $4,748         $3,913       $12,892         $8,332
                                                   ============================================ --------------

   Earnings Per Share Information:
   Weighted average common and
      common equivalent shares  ..................      8,824,924      8,699,653      8,806,969     8,496,116
   Income from continuing operations .............          $0.54          $0.46          $1.46         $1.22
   Net income ....................................          $0.54          $0.45          $1.46         $0.98


   Balance Sheet Summary:                          April 30, 1997  July 31, 1996 April 30, 1996
                                                   --------------------------------------------
   (Unaudited, except July 31, 1996 amounts)

   Cash & cash equivalents (D)....................        $24,760        $26,724        $28,682
   Total assets   ................................        227,835        212,870        205,820
   Long-term debt   ..............................         81,763         81,763         84,284
   Stockholders' equity ..........................         90,661         74,808         69,430


     (A) Represents non-recurring expenses associated with the retirement of two executives of the Company.
     (B) Represents accounting, legal, printing and other fees associated with the Company's public offerings of its common stock.
     (C) Represents premiums paid and the write-off of deferred financing costs associated with the repurchase of Senior Notes.
     (D)    Includes short-term investments.

                                      ###



Item 6 through Item 8 Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the following hereunto duly authorized.

                                               The Carbide/Graphite Group, Inc.

                                                   /s/  Walter B. Fowler
                                                      Walter B. Fowler
                                                   Chief Executive Officer
Dated:  June 3, 1997